Exhibit 2.2

AMENDMENT NO. 2 TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is dated as of October 28, 2016, by and among Implant Sciences Corporation, a Massachusetts corporation (the “Company”), C ACQUISITION CORP., a Delaware corporation, ACCUREL SYSTEMS INTERNATIONAL CORPORATION, a California corporation, and IMX ACQUISITION CORP., a Delaware corporation (each, including the Company, a “Seller” and collectively, the “Sellers”), and  L-3 Communications Corporation, a Delaware corporation (“Buyer”).  Sellers and Buyer are referred to collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Sellers and Buyer are parties to that certain Asset Purchase Agreement dated as of October 10, 2016, as amended by that certain Amendment No. 1 to Asset Purchase Agreement, dated as of October 20, 2016 (as amended, the “Agreement”); and

WHEREAS, Sellers and Buyer desire to amend the terms of the Agreement on the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1.

Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

2.

Amendments to the Agreement.

(a)

The form of the Bid Procedures Order attached as Exhibit F to the Agreement is replaced with the form of the Bid Procedures Order attached hereto as Exhibit A.

(b)

Section 8.1(e) of the Agreement shall be amended and restated in its entirety as follows:

“by Buyer, if (i) the Approval Motion has not been filed with the Bankruptcy Court prior to 9:00 p.m. (New York City time) on the Business Day following the Petition Date, (ii) the Bankruptcy Court has not approved and entered the Bid Procedures Order prior to 9:00 p.m. (New York City time) on October 31, 2016, (iii) the Bankruptcy Court has not approved and entered the Approval Order prior to 9:00 p.m. (New York City time) on December 19, 2016 or (iv) following entry of the Approval Order or the Bid Procedures Order, any of the Approval Order,

the Bid Procedures Order or the Bid Procedures is stayed, reversed, modified, vacated or amended in any respect without the prior written consent of Buyer, and such stay, reversal, modification, vacation or amendment is not eliminated within fourteen (14) days;”

(c)

Section 8.1(h) of the Agreement shall be amended and restated in its entirety as follows:

“(A) by Buyer or, so long as the Sellers comply with the Bid Procedures, the Sellers, if any of the Sellers accepts a Qualifying Bid as the Successful Bid (each as defined in the Bid Procedures) from a Person other than Buyer, (B) by Buyer, if the Sellers do not select Buyer as the Successful Bidder within two (2) Business Days after the conclusion of the Auction (as defined in the Bid Procedures) or (C) by Buyer, if any of the Sellers enters into an agreement or understanding relating to an Alternative Proposal or files a plan of reorganization inconsistent with this Agreement and the transactions contemplated hereby; or”

(d)

The reference in Section 8.2(a)(i) to “$5,000,000” shall be amended and replaced with “$3,525,000”.

(e)

The reference in the definition of Expense Reimbursement to “$2,000,000” shall be amended and replaced with “$1,500,000”.

3.

References to the Agreement.  After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment and all references in the exhibits to the Agreement and in the Seller Disclosure Schedule to “the Agreement” shall refer to the Agreement as amended by this Amendment.

4.

Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.  Delivery of a copy of this Amendment bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

5.

Terms of Agreement.  Except as expressly amended by this Amendment, the terms of the Agreement shall remain unchanged and continue in full force and effect.

6.

Governing Law.  This Agreement shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

L-3 COMMUNICATIONS CORPORATION

By: /s/ David Reilly

Name: David Reilly

Title

IMPLANT SCIENCES CORPORATION

By: /s/ William J. McGann

Name: William J. McGann

Title: Chief Executive Officer

C ACQUISITION CORP.

By:/s/ William J. McGann

Name: William J. McGann

Title: President

ACCUREL SYSTEMS INTERNATIONAL CORPORATION

By:/s/ William J. McGann

Name: William J. McGann

Title: President

IMX ACQUISITION CORP.

By: /s/ William J. McGann

Name: William J. McGann

Title: President